Exhibit 99.1

Media Contact:

Gregory Belloni (415) 235-9092

gregory.belloni@seagate.com

Investor Relations Contact:

Shanye Hudson (510) 661-1600

shanye.hudson@seagate.com

SEAGATE APPOINTS RICK CLEMMER TO THE BOARD OF DIRECTORS

FREMONT, Calif. – August 24, 2022 - Seagate Technology Holdings plc (NASDAQ: STX), a world leader in data storage and infrastructure solutions, today announced that Richard (Rick) Clemmer has been appointed to the company’s Board of Directors, effective August 23, 2022.

“Rick is a highly accomplished technology industry leader and so I am delighted to welcome him to Seagate’s Board of Directors,” said Mike Cannon, Seagate’s Board Chair. “Rick’s proven track record of driving growth and value creation across multiple global companies make him a strong addition to Seagate’s board.”

Mr. Clemmer brings extensive leadership and financial management experience in technology industries spanning semiconductor, storage, e-Commerce, and software. Mr. Clemmer served as Executive Director, President and Chief Executive Officer of NXP Semiconductors N.V., from 2009 to May 2020 during which he led the company through an IPO and subsequent rapid, profitable revenue growth. Previously, Mr. Clemmer served as a senior advisor to private equity firm KKR & Co. Inc., President and Chief Executive Officer of Agere Systems Inc., and also held a number of executive leadership positions at Texas Instruments, Inc. and Quantum Corporation. Mr. Clemmer currently serves on the boards of HP Inc. and Aptiv PLC, a $15 billion provider of automotive electronic components and solutions. He also serves as the Vice Chair of FIRST, a global non-profit organization focused on advancing STEM education.

Mr. Clemmer holds a bachelor’s degree in Business Administration from Texas Tech University and a Master of Business Administration from Southern Methodist University.

About Seagate

Seagate Technology crafts the datasphere, helping to maximize humanity’s potential by innovating world-class, precision-engineered mass-data storage and management solutions with a focus on sustainable partnerships. A global technology leader for more than 40 years, the company has shipped over three billion terabytes of data capacity. Learn more about Seagate by visiting www.seagate.com or following us on Twitter, Facebook, LinkedIn, YouTube, and subscribing to our blog.

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